As Filed with the Securities and Exchange Commission on November 6, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TIVO INC.
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	77-0463167 (I.R.S. Employer Identification No.)

2160 Gold Street
P.O. Box 2160
Alviso, California 95002
(Address of Principal Executive Offices including Zip Code)

TIVO INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Copy to:

David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration TiVo Inc. 2160 Gold Street, P.O. Box 2160 Alviso, California 95002 (408) 519-9100	Laura Gabriel, Esq. Latham & Watkins 505 Montgomery Street, Suite 1900 San Francisco, California 94111-2562 (415) 391-0600
(Name and address, including zip code, and telephone
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share, issuable under the TiVo Inc. 1999 Employee Stock Purchase Plan(3)	1,200,000	$4.03	$4,836,000	$444.91

Total	1,200,000	—	$4,836,000	$444.91

(1)
This registration statement shall also cover any additional shares of common stock which become issuable under the TiVo Inc. 1999 Employee Stock Purchase Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) for the 1,200,000 shares registered hereunder (the average ($4.03) of the high ($4.10) and low ($3.95) prices for the registrant’s common stock reported by the Nasdaq National Market on October 24, 2002).

(3)	Each share of common stock includes a right to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share.

Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plan are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

We filed with the Securities and Exchange Commission the following registration statements on Form S-8 relating to shares of our common stock, par value $0.001 per share, to be offered and sold under our 1999 Employee Stock Purchase Plan, and the contents of such prior registration statements are incorporated by reference in this registration statement: registration statement on Form S-8 filed January 13, 2000 (File No. 333-94629); registration statement on Form S-8 filed September 17, 2001 (File No. 333-69512). We are hereby registering an additional 1,200,000 shares of common stock issuable under our 1999 Employee Stock Purchase Plan.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Although we have dismissed Arthur Andersen as our independent public accountants and engaged KPMG LLP, our consolidated financial statements as of and for the one-month transition period ended January 31, 2001, and the fiscal years ended December 31, 2000 and 1999 have only been audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. We understand that Arthur Andersen was sentenced to five years of probation and fined $500,000 on October 16, 2002. In light of the jury verdict and the underlying events, Arthur Andersen informed the Securities and Exchange Commission that it would cease practicing before the Securities and Exchange Commission by August 31, 2002, unless the Securities and Exchange Commission determined another date is appropriate. A spokesperson for Arthur Andersen announced that, as of August 31, 2002, Arthur Andersen voluntarily relinquished, or consented to revocation of, its firm permits in all states where it was licensed to practice public accountancy with state regulators. A substantial number of Arthur Andersen’s personnel have already left the firm, including the individuals responsible for auditing our audited financial statements incorporated by reference in this registration statement, and substantially all remaining personnel are expected to do so in the near future. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

In addition, Arthur Andersen has not consented to the incorporation by reference of their audit report in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their audit report in this registration statement, you may not be able to recover against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Item 8.    Exhibits

See Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alviso, State of California, on this 31st day of October, 2002.

TIVO INC. , a Delaware corporation

By:	/s/ MICHAEL RAMSAY
Michael Ramsay President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael Ramsay and David H. Courtney each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL RAMSAY Michael Ramsay	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 31, 2002

/s/ DAVID H. COURTNEY David H. Courtney	Executive Vice President, Worldwide Operations and Administration and Chief Financial Officer (Principal Financial and Accounting Officer) and Director	October 31, 2002

/s/ JAMES BARTON James Barton	Senior Vice President of Research and Development, Chief Technical Officer and Director	October 31, 2002

Geoffrey Y. Yang	Director

/s/ STEWART ALSOP Stewart Alsop	Director	October 31, 2002

/s/ RANDY KOMISAR Randy Komisar	Director	October 31, 2002

/s/ MICHAEL HOMER Michael Homer	Director	October 31, 2002

/s/ LARRY N. CHAPMAN Larry N. Chapman	Director	October 31, 2002

Signature	Title	Date

/s/ JOHN S. HENDRICKS John S. Hendricks	Director	October 31, 2002

David Zaslav	Director

INDEX TO EXHIBITS

4.1	1999 Employee Stock Purchase Plan, as amended and restated effective August 15, 2002.

5.1	Opinion of Latham & Watkins.

23.1	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, Independent Auditors.

24.1	Power of Attorney (included on the signature page of this registration statement).

Arthur Anderson has not consented to the inclusion of their audit report in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act.